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                                                                    EXHIBIT 23.2


       [LETTERHEAD OF WILLIAMS-KEEPERS LLP (JEFFERSON CITY, MO OFFICE)]

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of Roosevelt Financial Group, Inc., on Form S-4 of our report dated August 25, 1995, relating to the consolidated statement of financial condition of Mutual Bancompany, Inc. ("Mutual") and subsidiary as of June 30, 1995, and the related consolidated financial statements of income, changes in stockholders' equity and cash flows for the year then ended. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

Our report refers to a change in Mutual's method of accounting for income taxes effective July 1, 1993 and for mortgage-backed and investment securities effective July 1, 1994.

/s/Williams-Keepers LLP

September 6, 1996